                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT
                            ------------------------



          AGREEMENT, dated as of March 10, 1997, between MRI of Palm Beach, Inc., a Florida corporation with a mailing address at 4332 Sherwood Forest Court, Ann Arbor, Michigan 48103 ("General Partner"), The Magnet of Palm Beach,
                                   ---------------
Ltd., a Florida limited partnership ("Seller"), West Palm Beach Resources, Inc.,
                                      ------
a Delaware corporation with a mailing address at 155 State Street, Hackensack, New Jersey 07601 ("Buyer") and, solely with respect to Sections 1.3 and 1.7 and
                    -----
Article 3 hereof, Medical Resources, Inc., a Delaware corporation ("MRI").
                                                                    ---

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Seller owns and manages an imaging center ("Center") located
                                                               ------
at 4477 Medical Center Way, West Palm Beach, Florida 33407 (the "Center"), and
                                                                 ------
owns or has the right to use certain of the assets, properties, business and goodwill relating thereto (the "Business"); and
                                --------

          WHEREAS, Buyer desires to acquire the Business and substantially all of the properties and assets of Seller used or held for use in connection with the Business, and Seller desires to sell the Business and transfer such properties and assets to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, General Partner is the general partner of Seller.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Seller, General Partner, Buyer and MRI agree as follows:

                                   ARTICLE 1

                       SALE OF ASSETS AND PURCHASE PRICE

          1.1  Sale and Purchase of Assets.  On the basis of the
               ---------------------------
representations, warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (as defined in Section 2.5(b) hereof) except as otherwise contemplated by Section 2.5 hereof, all of the assets of the Business associated with the Center, other than the assets listed on Schedule
                                                                     --------
1.1 (the "Excluded Assets")), including, without limitation, all machinery,
---       ---------------
equipment and furnishings used or held for use exclusively or primarily in the Business, as set forth on Schedule 2.5(A) hereto (the Business and all of the
                          ---------------
foregoing, excepting only the Excluded Assets, being hereinafter referred to as the "Purchased Assets"). As used herein, the term "Purchased Assets" shall also
     ----------------
include, without limitation of the foregoing:

          (a) all warranties and claims or potential claims against Seller's suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

          (b) all names, trademarks, contractual rights, telephone numbers, Licenses (as defined in Section 2.6), books and records, business and good will of Seller relating to the Business and the Purchased Assets; and

          (c) all of Seller's accounts receivable arising out of services performed by Seller on or prior to the business day immediately preceding the Closing Date at the Center (including any related claims in respect of the collection thereof) (the "Accounts Receivable"); and
                          -------------------

          (d) the rights to any and all contracts listed on Schedule 1.4 hereto (the "Assumed Contracts") (any agreement not so listed on Schedule 1.4 hereto
      -----------------
shall be retained by Seller and no obligation thereof will be assumed by Buyer);

          (e) all deposits (except as set forth on Schedule 1.1 hereto) and prepaid items;

          (f) the building and premises, to the extent owned by Seller, wherein the Center is located; and

          (g) in addition, as an integral part of the Purchased Assets and which Buyer is relying on in entering into this Agreement, the restrictive agreements that Seller shall herein agree to in Article 8.

          1.2 (a)   Closing Date.  The purchase and sale of the Business and the
                    ------------
Purchased Assets (the "Closing") shall take place on March 10, 1997 at the
                       -------
offices of Werbel & Carnelutti, 711 Fifth Avenue, New York, New York 10022 at 10:00 a.m. New York City time or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being hereinafter called the "Closing
                                                                  -------
Date").

          (b) Relation Back.  It is expressly agreed that for the period
              -------------
commencing on March 1, 1997 and ending on the Closing Date, (i) all revenues attributed to the operations of the Business, shall accrue for the benefit of Buyer and (ii) all expenses incurred in the operation of the Business shall be borne by Buyer. Accordingly, the representations and warranties hereunder of (x) Seller and General Partner with respect to matters detailed in Sections 2.3 -
2.13 hereof and (y) Buyer and MRI with respect to matters described in Section
3.3 hereof shall be made and be true and correct as of March 1, 1997.

          1.3  (a)  Purchase Price.  As consideration for the Purchased Assets,
                    --------------
Buyer shall pay to Seller $2,600,000 (the "Purchase Price") as follows:
                                           --------------

               (i) $1,650,000 to Seller in cash by bank check, certified check, cashier's check or wire transfer on the Closing Date (the "Seller's Closing Date Amount");
                           ----------------------------

            (ii) Buyer shall deliver to Seller on the Closing Date a stock certificate evidencing the number of shares (the "Closing
                                                                       -------
                     Shares") of common stock of MRI (the "MRI Common Stock"),
                     ------                                ----------------
                     par value $.01 per share, which equals the quotient obtained by dividing $600,000 (the "Threshold Amount") by
                                                         ----------------
                     the Market Value (as defined in Section 10.15) of the MRI Common Stock as of the trading day immediately preceding the Closing Date (the "Closing Date Price"); and
                                            ------------------

          (iii)      Pursuant to the terms of an escrow agreement (the "Escrow
                                                                        ------
                     Agreement") in the form attached hereto as Exhibit E, at
                     ---------
                     the Closing, Buyer agrees to remit to Jones, Foster, Johnston & Stubbs, P.A., as escrow agent (a) $350,000 (the "Escrow Amount", and together with the Seller's Closing
                      -------------
                     Date Amount, the "Closing Date Amount") and (b) the Closing
                                       -------------------
                     Shares. It is expressly understood that Buyer will look to such consideration held in escrow for satisfaction of any indemnification liability incurred by Seller or General Partner pursuant to Article 9 of this Agreement. It is expressly agreed that (x) the Closing Shares shall be released to Buyer on the date six months from the Closing Date and (y) the Escrow Amount shall be released on the date six months from the Closing Date, provided that no
                                                            --------
                     claims have been asserted in good faith by Buyer against either Seller or General Partner under the provisions of
                     Article 9 hereof.

          (b)  Post Closing Adjustment of Closing Shares. In the event that on
               -----------------------------------------
the Effective Date (as defined in Section 1.7) the Market Value as of the Effective Date (the "Effective Date Price") is less than the Closing Date Price,
                     --------------------
Buyer shall issue to Seller promptly following the Effective Date (but in any event not less than the third Business Day following the Effective Date) such additional number of shares of MRI Common Stock (rounded to the nearest whole number) as shall equal a fraction, the numerator of which is an amount equal to the difference between (1) the Threshold Amount and (2) the product obtained by multiplying the Effective Date Price by the number of Closing Shares, and the denominator of which is the Effective Date Price.

          (c) Seller's Right to Return Closing Shares if Closing Shares Not
              -------------------------------------------------------------
Registered Within 180 Days of Closing.  In the event that the Effective Date
-------------------------------------
does not occur within 180 days of the Closing Date (such 180th date, the

"Determination Date"), Seller shall have the right, exercisable at its sole
-------------------
discretion, to return all of the Closing Shares to MRI within five (5) days of the Determination Date and receive from MRI cash in the amount equal to the Threshold Amount. Seller's right to return the Closing Shares pursuant to this
Section 1.3(c) shall be exercised by returning the Closing Shares to MRI at the address set forth in Section 10.7 hereof, together with notice of such exercise, and such right shall expire if the Closing Shares have not been so delivered to MRI by the close of business on the fifth day following the Determination Date. Upon exercise of such right of return by Seller, MRI shall, at Seller's request, deliver to Seller by certified check or wire transfer an amount equal to the Threshold Amount within two business days of its receipt of the stock certificate for the Closing Shares.

          (d) Allocation of Purchase Price.  Seller and Buyer agree to allocate
              ----------------------------
the Purchase Price in accordance with IRC Section 1060. Such allocation shall be agreed to by Seller and Buyer within 30 days of the Closing Date. In addition, Seller and Buyer hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under IRC
Section 1060.

          1.4  Liabilities.  Buyer shall not assume or be bound by any duties,
               -----------
responsibilities, obligations or liabilities of Seller, the Business or the Center of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by Buyer, any trade payables or any professional fees), except as specifically set forth on Schedule
                                                                        --------
1.4 annexed hereto.  Such liabilities retained by Seller are herein referred to
---
as "Retained Liabilities" and such liabilities expressly assumed by Buyer in
Schedule 1.4 are herein referred to as "Assumed

Liabilities." Seller and General Partner hereby agree to indemnify and hold Buyer harmless against all Retained Liabilities.

          1.5  Additional Closing Date Deliveries and Actions.
               ----------------------------------------------

          (a) On the Closing Date, Seller shall (i) deliver, or execute and deliver, to Buyer (w) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased
                                         ---------
Assets, (x) all evidences of consent, waiver or approval obtained by Seller in respect of the Purchased Assets or the consummation of the transactions contem plated by this Agreement, (y) all of the documents, instruments and opinions contemplated to be delivered by Seller to Buyer on the Closing Date pursuant to
Article 5 hereof, and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the retention by Seller and General Partner of the Retained Liabilities and (ii) take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession and control and provide Buyer with the benefits of the Purchased Assets and the Business. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Seller's Closing Documents".
                                                   --------------------------

          (b) On the Closing Date, Buyer shall (i) deliver, or execute and deliver, to Seller (w) the Closing Date Amount, (x) the Closing Shares, (y) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, and (z) all of
                  ---------
the documents, instruments and opinions contemplated to be delivered by Buyer to Seller on the Closing Date pursuant to Article 6 hereof, and (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Buyer's Closing Documents" and, collectively
                                -------------------------
with Seller's Closing Documents, the "Closing Documents".
                                      -----------------

          1.6  Consents, Waivers and Further Assurances.  (a) From time to time
               ----------------------------------------
following the Closing, Seller shall execute and deliver, or cause to be executed and delivered to Buyer such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary more effectively to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

          (b) With respect to any properties or assets sold hereunder that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Buyer, that all right, title, and interest therein have been vested in Buyer and that the same are to be held for Buyer's exclusive use and benefit.

          1.7  Registration of MRI Common Stock.  (a) MRI agrees to prepare and
               --------------------------------
file, and furnish to Seller, within 30 days of the Closing Date, a registration statement under the Securities Act of 1933, as amended (the "Securities Act"),
                                                             --------------
with the Securities and Exchange Commission (the "SEC") covering the resale by
                                                  ---
Seller in a public distribution of the Closing Shares and, to the extent feasible, the Adjustment Shares (as defined below) and MRI shall be further obligated to use its reasonable best efforts, including the filing of any amendments or supplements thereto, to have such registration statement declared effective under the Securities Act and the rules and regulations promulgated thereunder within 120 days of the Closing Date, provided that, in any event, MRI
                                                --------
shall be obligated to cause the Effective Date (as defined below) to occur within 180 days of the Closing Date. MRI shall also use its best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Securities Act at its expense for a period commencing on the date such registration is declared effective by the SEC (the "Effective
                                                                  ---------
Date") and ending on the earlier to occur of (i) the date on which Seller has completed its disposition of such shares pursuant to the registration statement or (ii) the date which is thirty days after the Shares (as defined in the Escrow Agreement) have been released from escrow pursuant to Section 2 of the Escrow Agreement. In addition to the Closing Shares, MRI shall use its reasonable best efforts to register on such registration statement such indeterminate number of shares of MRI Common Stock which may be issuable to Seller pursuant to Section 1.3(b) (the "Adjustment Shares"), provided that if the SEC does not permit the
             -----------------    --------
registration of the Adjustment Shares in such registration statement, MRI shall use its reasonable best efforts to register such Adjustment Shares promptly following their issuance to Seller and perform such other obligations with respect to such registration of the Adjustment Shares as it has hereunder with respect to the registration of the Closing Shares.

               (b) In connection with the registration of the Closing Shares and any Adjustment Shares pursuant to this Section 1.7:

     (i) Seller will cooperate in furnishing promptly to MRI in writing any information reasonably requested by MRI in connection with the preparation, filing and processing of such registration statement;

(ii) MRI shall use reasonably diligent efforts to have the Closing Shares and any Adjustment Shares qualified for listing on The Nasdaq Stock Market;

(iii) MRI will prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current for the period required herein and use reasonably diligent efforts to comply with the provisions of the Securities Act and the rules and regulations of the SEC with respect to the sale or disposition of shares covered by such registration statement;

     (iv) MRI will furnish to Seller such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Seller (provided that MRI will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to taxation in any such jurisdiction or
          (C) consent to general service of process in any such jurisdiction);

     (v) MRI shall notify Seller, at any time when a prospectus relating to the Closing Shares and any Adjustment Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of material fact or omits any fact necessary to make the statements therein not misleading and MRI shall take such steps at it shall deem necessary to correct such prospectus;

     (vi) MRI shall use reasonably diligent efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement, suspending or preventing the use of any related prospectus or suspending the qualification in any jurisdiction in which the sale of the Closing Shares and any Adjustment Shares has been qualified;

(vii) Except as set forth in subsection (viii) below, MRI shall bear all costs and expenses incident to any registration pursuant to this
          Section 1.7; and

(viii) Seller shall pay any and all brokerage fees and transfer taxes incident to the sale of any share of MRI Common Stock sold by Seller pursuant to the registration effected pursuant to this Section 1.7, and shall pay the fees and expenses of any special attorneys or accountants retained by it.


                                 ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and General Partner, jointly and severally, represent and warrant to Buyer and agree as follows:

          2.1  Organization and Qualification.  General Partner is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida. General Partner is the sole general partner of Seller. General Partner and Seller each have all requisite corporate and/or partnership power and authority to own or lease their properties and assets and to conduct their business as presently conducted.

          2.2  Authority to Effect Transactions.  (a)  General Partner and
               --------------------------------
Seller each has all requisite power and authority to execute, deliver and perform this Agreement and all applicable Seller's Closing Documents. All necessary action (including, without limitation, action by General Partner and the partners of Seller) on the part of General Partner and Seller has been duly taken to authorize the execution, delivery and performance by General Partner and Seller of this Agreement and all of Seller's Closing Documents, including, but not limited to, an appropriate notice to the stockholders or partners, as appropriate, to the extent required by law, which contains a description of this transaction and all material terms thereof, and the appropriate vote by stockholders or partners, as appropriate and to the extent required by law.
This Agreement has been duly authorized, executed and delivered by General Partner and Seller, its stockholders and/or partners, to the extent required by law, and is the legal, valid and binding obligation of General Partner and Seller, enforceable against General Partner and Seller in accordance with its terms except (x) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (y) to the extent that such enforceability is subject to general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Seller's Closing Documents have been duly authorized and, upon execution and delivery by General Partner and Seller, as contemplated hereby, will be the legal, valid and binding obligation of General Partner and Seller, enforceable against General Partner and Seller in accordance with their terms.

          (b) Except as set forth in Schedule 2.2(B) hereto, (i) no consent,
                                     ---------------
authorization, approval, order, license, certificate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.6) to which Seller or General Partner is a party or by which it is bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by Seller or General Partner of this Agreement or any of Seller's Closing Documents or the consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance of this Agreement or any of Seller's Closing Documents nor the consummation of the transactions contemplated hereby or thereby (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (w) constitutes or will constitute a default under,
(x) results or will result in the creation of any Lien, except for Permitted Liens (as defined in Section 2.5(b) hereof) upon the Purchased Assets pursuant to, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) any of General Partner's or Seller's organizational documents and agreements, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Seller or General Partner or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, lease or License to which Seller or General Partner is a party or by which any of them is bound.

          2.3  Financial Statements.  Seller has delivered to Buyer true and
               --------------------
correct copies of the following: (i) unaudited balance sheet, (ii) unaudited statement of operations and (iii) unaudited statement of cash flows of the Center for each of the three years ended December 31, 1994, 1995 and 1996. Except to the extent that the General Partner and/or Seller contend that accrued radiology fees owed to Robert Cooney M.D. and/or Robert Cooney M.D., P.A. are overstated, each such balance sheet presents fairly the financial condition, assets and liabilities the Center as of its date; each such statement of operations presents fairly the results of operations of the Center for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 2.3 have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, are correct and complete, and are in accordance with the books and records of the Center. Except as set forth in Schedule 2.3 hereto, the Center is not subject
                                ------------
to any liability

(including, without limitation, unasserted claims whether known or unknown and liabilities for federal, state or local income tax), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for on the balance sheets, other than liabilities of the same nature as those set forth on the balance sheets and reasonably incurred after the Balance Sheet Date (as defined in Section 2.4 below) in amount and in the ordinary course of business consistent with past practice and are not material in amount.

          2.4  Absence of Certain Developments.  Except as contem plated by this
               -------------------------------
Agreement or as otherwise set forth on Schedule 2.4 hereto, since December 31,
                                       ------------
1996 (the "Balance Sheet Date"), the Business has been conducted in all respects
           ------------------
only in the ordinary course of business of the Center consistent with past practice. Except as set forth on Schedule 2.4 hereto, since the Balance Sheet Date, there has been (a) no adverse change in the Purchased Assets or in the business, liabilities, operations, profits, condition (financial or otherwise) or prospects of the Center, and, no fact or condition exists or is contemplated or threatened which might be expected to cause such a change in the future, and
(b) no damage, destruction, loss or claim or condemnation or other taking adversely affecting any Purchased Asset.

          2.5  Tangible Personal Property; Title and Liens. (a) Set forth on
               -------------------------------------------
Schedule 2.5(A) hereto is a list of all of the tangible personal property
---------------
included in the Purchased Assets.

          (b) Seller has good title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in Section 10.15) of every kind and character (any of the foregoing, a "Lien"), other than
                                                             ----
as set forth on Schedule 2.5(B)(1) hereto.  Upon delivery to Buyer on the
                ------------------
Closing Date of the instruments of assignment and transfer contemplated by this Agreement, Seller will thereby transfer to and vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Liens other than Liens, if any, created by Buyer and Liens set forth on Schedule 2.5(B)(1) (collectively,
                                             ------------------
"Permitted Liens"). Seller shall discharge and indemnify Buyer from and against
----------------
any and all claims, suits, actions, proceedings (formal
and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any Lien existing on the Closing Date (whether inchoate, or not, and whether perfected or not) on or with respect to any of the Purchased Assets other than any Permitted Lien. Except as set forth on Schedule 1.1 hereto, the
                                                      ------------
Purchased Assets constitute all assets and properties presently used in the operation of the Business as it is currently being operated.

          (c) Other than the building and premises wherein the Center is located, no real property owned by General Partner or Seller is used in the conduct of the Business.

          2.6  Licenses and Authorizations.  Seller owns, holds or possesses all
               ---------------------------
foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle it to own or lease the Purchased Assets and to operate and use the Purchased Assets to conduct and carry on the Business as presently conducted at the Center (the "Licenses"). Set forth on Schedule 2.6 hereto is a list and
                 --------                 ------------
brief description of each of the Licenses. Each of the Licenses is valid and in full force and effect and, except as disclosed in Schedule 2.6, may be assigned and transferred to Buyer in accordance with this Agreement. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by Seller or of any event or condition or state of facts described in the next following sentence has been received by Seller with respect to any of such Licenses. There is not now pending, or to the knowledge of Seller threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. Seller and, to the best of its knowledge, its predecessors in interest have performed and fulfilled in all respects all of their respective obligations under each of the Licenses, and Seller is not aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such Licenses or which would adversely affect any of the rights of Seller thereunder.

          2.7  Contracts and Other Instruments.  (a) Schedule 2.7(A) hereto sets
               -------------------------------       ---------------
forth a list of all contracts, agreements, instruments and leases to which Seller or General Partner is a party or by which it is bound, relating to the Business or the Purchased Assets or to which any of the Purchased Assets is subject whereby there is a payment obligation of Seller or General Partner in excess of $300 per month (collectively, together with any contracts, agreements, instruments and leases entered into by Seller with respect to the Business or the Purchased Assets between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). Seller
                                                           ---------
has provided Buyer with a true and complete copy of each Contract.

          (b) Each of the Contracts constitutes the valid and binding obligation of Seller and, to the best of Seller's and General Partner's knowledge, the other party thereto, is in full force and effect. Seller has performed and fulfilled all of its obligations under each of such Contracts required to be performed as of the date hereof, is not in default or breach thereunder, and, to the knowledge of Seller and General Partner, no other party is in default or breach thereunder.

          2.8  Employees.  (a) Schedule 2.8(A) hereto contains (i) a list of the
               ---------       ---------------
names and relationships with Seller of all employees of Seller at the Center as of March 1, 1997, (ii) a description of all agreements (oral or written) with such employees, (iii) the dates on which such employees commenced working for Seller, (iv) any increase in such employee's compensation since January 1, 1997, and (v) the compensation of such employees. Except as set forth on Schedule
                                                                    --------
2.8(B) hereto, Seller is not a party to any collective bargaining agreement,
------
employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance (except to the extent that accrued vacation and accrued sick days may be deemed to be severance under applicable law) agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the employees or otherwise relating to the Business.

          (b) Seller has complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or threatened between Seller and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

          2.9  Compliance With Laws; Litigation.  The Purchased Assets and their
               --------------------------------
uses comply with, and Seller with respect to the Purchased Assets and the operation of the Business and the Center is in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities. Seller is not, with respect to the Business, the Center or the Purchased Assets, subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instru mentality. Except as set forth on Schedule 2.9 hereto, there is no suit, action, administrative
                ------------
proceeding, arbitration or other proceeding or governmental investigation, including any medical board or similar professional body proceeding, involving Seller or General Partner or the Center (including any medical professionals practicing at the Center, whether or not the proceeding involves activities performed at the Center) pending or, to the best knowledge of Seller and General Partner, threatened against Seller or General Partner or otherwise with respect to the Business, the Center or the Purchased Assets (including, without limitation, any claim for malpractice) nor, to the best knowledge of Seller and General Partner, is there any basis for any of the same, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which Seller or General Partner is the plaintiff or claimant relating to the Purchased Assets, the Business or the Center. There is no suit, action, administrative proceeding, arbitration or governmental investigation involving Seller, General Partner, or the Center pending or, to the best knowledge of Seller and General Partner, threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

          2.10 Machinery, Equipment and Supplies.  All machinery, equipment and
               ---------------------------------
supplies of Seller included in the Purchased Assets are in good and usable condition, ordinary wear and tear excepted.

          2.11 Insurance.  Schedule 2.11 hereto sets forth a list of all
               ---------   -------------
policies of insurance in force with respect to the Purchased Assets, the Center and the Business. Seller has received no notices of any pending or threatened terminations with respect to such policies and Seller is in compliance with all conditions contained therein. All such policies are valid and enforceable and in full force and effect and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect through the Closing Date.

          2.12 Environmental Matters.  There has been no (a) release or
               ---------------------
threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of Seller, or any predecessor-in-interest, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the Center, which release has not been, or threatened release would not have been, in compliance with all applicable laws, rules and regulations; (b) past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Center; and
(c) claims or actions brought or which may be brought by any third party for damages occurring at or outside of the Premises resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Seller or any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor does Seller have any knowledge of any basis for any of the foregoing.

          2.13 Accounts Receivable.  Seller has good title, free and clear of
               -------------------
all Liens, except Permitted Liens, to the receivables reflected on its balance sheets ("Accounts Receivable"). The Accounts Receivable have arisen from bona
         -------------------
fide transactions entered
into in the ordinary course of business and are not in dispute or subject to defense, counterclaim or set-off.

          2.14 Brokers.  Neither Seller, nor any Affiliate of Seller has
               -------
incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, except for amounts owed to KPMG Peat Marwick LLP which Seller covenants to pay and satisfy at Closing.

          2.15 Disclosure.  All representations made by Seller or General
               ----------
Partner to Buyer hereunder, are true, accurate and complete.

          2.16  Investment Intent.  Seller is acquiring the Closing Shares which
                -----------------
are issuable under this Agreement for investment for its own account, and not with the view to, or for resale in connection with, any distribution thereof until such Closing Shares are registered under the Securities Act and understands that the Closing Shares are being offered under an exemption in
Section 4(2) of the Securities Act upon reliance on such representation. Seller is a sophisticated investor and understands that the Closing Shares representing the MRI Common Stock which are issuable hereunder, have not been, and will not as of the Closing Date be, registered under the Securities Act. Seller acknowledges that the Closing Shares which are issuable hereunder must be held until subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of the requirements set forth therein.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller and General Partner to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer and MRI represents and warrants to Seller and General Partner and agrees as follows:

          3.1  Organization.  Each of MRI and Buyer is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Buyer is a wholly-owned subsidiary of MRI.

          3.2  Authority to Effect Transactions.  (a)  Each of MRI and Buyer has
               --------------------------------
all requisite corporate power and authority to execute, deliver and perform this Agreement and Buyer's Closing Documents. All necessary corporate action on the part of each of MRI and Buyer, to the extent applicable, has been duly taken to authorize the execution, delivery and performance of this Agreement and Buyer's Closing Documents. To the extent applicable, this Agreement has been duly authorized, executed and delivered by Buyer and MRI, and is the legal, valid and binding obligation of Buyer and MRI enforceable against Buyer and MRI in accordance with its terms. Buyer's Closing Documents have been duly authorized by Buyer and, upon execution and delivery by Buyer as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

          (b) Except as set forth in Schedule 3.2 hereto, (i) no consent,
                                     ------------
authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which either MRI or Buyer is a party or by which it is bound, is required for the execution, delivery or performance to the extent applicable, by either of MRI and Buyer of this Agreement or any of Buyer's Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance to the extent applicable, by either MRI or Buyer of this Agreement or any of Buyer's Closing Documents, nor the consummation of the transactions contemplated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under,
(y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the certificate of incorporation or by-laws, each as amended to date, of either MRI or Buyer, (B) any law, statute, rule, regulation, order, award, judgment or decree to which either MRI or Buyer is subject, or (c) any contract, agreement, instrument, lease or license to which either MRI or Buyer is a party or by which it is bound.

          3.3  Litigation.  Except as set forth on Schedule 3.3 hereto, there is
               ----------                          ------------
no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of either MRI or Buyer, threatened against Buyer, MRI or any MRI Group Entity, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

          3.4  Closing Shares.  MRI covenants that all of the Shares issuable
               --------------
hereunder to Seller shall, when so issued, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.


                                   ARTICLE 4

             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING

          Between the date hereof and the Closing Date:

          4.1  Access.  Seller and General Partner shall (a) afford to the
               ------
officers, stockholders, employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of Buyer and of any prospective
                                        ------
lenders or to investors in Buyer or its Affiliates (the "Buyer's Lenders and
                                                         -------------------
Investors") free and full access to the properties, assets, books and records of
---------
Seller and General Partner relating exclusively or primarily to the Purchased Assets, (b) permit them to make extracts from and copies of such books and records and (c) from time to time furnish to Buyer, Buyer's Agents or Buyer's Lenders and Investors such financial and operating data and other information concerning the results of operations of the Center and the Business as Buyer may reasonably request including all interim financial statements with respect to the Center. No investigation by or on behalf of Buyer shall affect the representations and warranties of Seller hereunder.

          4.2  Conduct of Business.  General Partner, Seller and Buyer shall
               -------------------
refrain from taking any action which would render any of their respective representations and warranties inaccurate as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been listed, in the case of Seller, on Schedule 2.9 hereto or, in the case of Buyer,
                                  ------------
on Schedule 3.3 hereof, if such action, suit, proceeding or investigation had
   ------------
arisen or were in existence on or prior to the date hereof. Seller and General Partner shall act diligently and reasonably (a) to preserve the Purchased Assets intact, (b) to keep available, if so requested by Buyer, the services of the present personnel of the Center and (c) to preserve the goodwill of suppliers and customers of the Center and others having business relations therewith. Except as otherwise contem plated by this Agreement or consented to in writing by Buyer, Seller and General Partner shall conduct the business and operations of the Center in all respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller and General Partner shall not, with respect to the Purchased Assets, sell, lease, transfer or otherwise dispose of (including transfers to any Affiliates of Seller), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets. In addition, Seller and General Partner shall ensure that all liabilities and obligations to be assumed by Buyer pursuant to Section 1.4 to vendors, lenders and other creditors are current and not past due (i.e., paid
                                                                      ----
in full on or before the due date stated on any such invoice) and Seller and General Partner shall indemnify and hold Buyer harmless to the extent any such obligations are past due as of the Closing Date.

          4.3  Maintenance.  Seller and General Partner shall act reasonably and
               -----------
in accordance with its prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets and the Center in the ordinary course. In the event of any material loss of, or material damage to, tangible Purchased Assets or the Center prior to the Closing, Seller and General Partner shall either pay the lesser of the repair or replacement cost thereof to Buyer at the Closing or, at the option of Buyer, promptly repair or replace the lost or damaged Purchased Assets in order to minimize the interruption to the Business.

          4.4  Consents and Approvals.  Seller and General Partner shall act
               ----------------------
diligently and reasonably to secure the consents and approvals of any governmental agencies and authorities and any other Persons, as set forth on

Schedule 2.2(B) annexed hereto, required to be obtained in order to assign or
---------------
transfer to Buyer, any contract or License included within the Purchased Assets or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.7 hereof,

provided that Seller and General Partner shall not make any agreement or
--------
understanding affecting the Purchased Assets, the Center or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyer. Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents or approvals contemplated by this Section 4.4.

          4.5  Renewal of Contracts.  Seller and General Partner shall consult
               --------------------
with Buyer fully with respect to the renewal of any Contracts that are scheduled to expire between March 1, 1997 and the Closing Date and will not enter into any such renewals without the prior written consent of the Buyer.

          4.6  General Partner Covenants.  Insofar as General Partner controls
               -------------------------
Seller, any covenant contained herein requiring action on the part of Seller shall require General Partner to cause Seller to take such action.


                                 ARTICLE 5

                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the fulfillment of each of the following conditions as of the Closing Date:

          5.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Seller and General Partner contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Seller and General Partner; and Seller and General Partner shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          5.2  No Changes; Destruction of Property and Due Diligence.  Between
               -----------------------------------------------------
the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Business or any of the Purchased Assets; (b) no federal, state or local legislative or regulatory change adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking adversely affecting the Business or the Purchased Assets that has not been repaired or replaced in accordance with Section 4.3 hereof; (d) no lawsuit, proceeding or claim filed or asserted against Seller that, if adversely determined, may have an adverse effect on the Business or the Purchased Assets and (e) no event or fact concerning Seller, General Partner, the Center or the Business shall have come to the attention of Buyer during Buyer's due diligence investigation that would cause Buyer, in its reasonable judgment, not to proceed with the Closing.

          5.3  Opinion of Counsel for Seller.  Buyer shall have received from
               -----------------------------
Jones, Foster, Johnston & Stubbs, P.A., counsel to Seller and General Partner, an opinion dated the Closing Date in the form set forth in Exhibit B hereto.
                                                           ---------

          5.4  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

          5.5  Assumed Contracts.  The Assumed Contracts shall be assigned to
               -----------------
Buyer on terms satisfactory to Buyer.

          5.6  Necessary Consents.  The parties shall have received written
               ------------------
consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Contract.
                          ---------------

          5.7  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Buyer's counsel, and Seller shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          5.8  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          5.9  Authorization to Endorse Certain Checks.  Buyer shall have
               ---------------------------------------
received a duly executed letter from Seller in the form of Exhibit C annexed
                                                           ---------
hereto, dated the Closing Date, authorizing Buyer to endorse certain checks made payable to Seller.

          5.10  Deliveries Complete.  All documents required to have been
                -------------------
delivered by Seller to Buyer, including each of the certificates, instruments and documents listed on Schedule 5.10 hereto, and all actions required under
                        -------------
this Agreement to have been taken by Seller, at or prior to the Closing shall have been delivered or taken.

          5.11  Accounts Payable.  All trade and lender accounts payable
                ----------------
relating to the Business shall, as of the Closing Date, be current in accordance with Section 4.2.

          5.12  Closing Certificate.  On the Closing Date, Seller and General
                -------------------
Partner shall deliver to Buyer a certificate signed by the President of General Partner and Seller to the effect that: (a) all representations and warranties of Seller and General Partner contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby,
(ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Each of Seller and General Partner has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Buyer's obligations to close under this Agreement has been fulfilled.

          5.13  Employees.  Subject to Buyer's normal recruiting standards,
                ---------
anticipated needs and wage scale and fringe benefit program, Buyer shall consider each of Seller's employees employed at the Center (the "Employees") for
                                                                 ---------
possible employment by Buyer at the Center from and after the Closing Date, it being agreed, however, that Buyer shall have no obligation to employ any such person. At least three business days prior to the Closing Date, Buyer shall deliver to Seller a list of those Employees that Buyer wishes to so employ and Seller shall use its best efforts to cause each such designated Employee to accept such employment. As to any Employees not entering into Buyer's employ on the Closing Date, Seller shall be solely responsible for (i) properly notifying such Employees of their termination, and (ii) making all severance and related payments, including but not limited to payments for accrued vacation and accrued sick days, if any.

          5.14   Interim Lease.  Seller and Buyer shall enter into an interim
                 -------------
lease (the "Interim Lease"), in form and substance reasonably satisfactory to
            -------------
the parties hereto with respect to the real property, more fully described on Attachment 1 hereto, owned by Seller and used in connection with the operation of the Business. The Interim Lease will provide for the lease by Buyer of such property for which Buyer will pay Seller's carrying costs with respect to such property until the property is conveyed to Buyer in accordance with the terms of this Agreement.

                                   ARTICLE 6

                      CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller and General Partner under this Agreement shall be subject, at the option of Seller, to the fulfillment of each of the following conditions as of the Closing Date:

          6.1  Accuracy of Representations and Compliance With Conditions.  All
               ----------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyer; and Buyer shall have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          6.2  Orders.  No order shall have been rendered enjoining or otherwise
               ------
restraining the consummation of the transactions contemplated hereby.

          6.3  Opinion of Counsel to Buyer.  Seller shall have received from
               ---------------------------
Werbel & Carnelutti, counsel for Buyer, an opinion dated the Closing Date in the form set forth in Exhibit D hereto.
                  ---------

          6.4  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Buyer to Seller, including each of the certifi cates, instruments and documents listed on Schedule 6.5 hereto, and all actions required under this
                        ------------
Agreement to have been taken by Buyer, at or prior to the Closing shall have been delivered or taken.

          6.5  Closing Certificate.  On the Closing Date, Buyer shall deliver to
               -------------------
Seller a certificate signed by the President (or a Vice President) of Buyer to the effect that: (a) all representa tions and warranties of Buyer contained in this Agreement are true and correct as if made on and as of such date, except
(i) as a
result of the taking of any action contemplated hereby, (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Buyer has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and
(c) each of the other conditions precedent to Seller's obligations to close under this Agreement has been fulfilled.

          6.6  Interim Lease.  Seller and Buyer shall enter into the Interim
               -------------
Lease, in form and substance reasonably satisfactory to the parties hereto with respect to the real property, more fully described on Attachment 1 hereto, owned by Seller and used in connection with the operation of the Business. The Interim Lease will provide for the lease by the Buyer of such property for which Buyer will pay Seller's carrying costs with respect to such property until the property is conveyed to Buyer in accordance with the terms of this Agreement.

          6.7  Debt Payoff.  Buyer shall pay to each of the following the amount
               -----------
necessary to pay and satisfy-in-full all obligations in satisfaction of the Assumed Liabilities relating to such parties as listed on Schedule 1.4: (i) Congress Crossings Medical Center, Inc., (ii) Great Southern Bank, (iii) Palm Beach National Bank & Trust Company, (iv) Imations Enterprises and (v) GE Medical Systems.


                                   ARTICLE 7

                       TRANSACTIONS SUBSEQUENT TO CLOSING

          7.1  Record Retention; Access.  (a) Buyer shall retain the books and
               ------------------------
records of the Center and the Purchased Assets transferred to it hereunder for a period of not less than three (3) years; provided, however that Buyer shall have
                                         --------  -------
the right to dispose of or destroy any such books and records at any earlier time upon giving Seller reasonable notice of such intent and the right to obtain from Buyer those books and records which it intends to dispose of or destroy. Seller shall have the right, at the expense of Seller, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Buyer and during normal business hours and (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyer's possession which relate to any period prior to the Closing. With the approval of Buyer, which approval shall not be unreason ably withheld or delayed, Seller may remove from Buyer's possession the originals of such of the books and records included in the Purchased Assets as Seller may require, for use in litigation, provided that
                                                                   --------
Seller shall indemnify Buyer against losses, expenses, or damages resulting from the loss, destruction or non-return of such books and records.

          (b) Seller and General Partner shall retain the books and records of the Center not transferred to Buyer hereunder for a period of not less than three (3) years; provided, however that Seller and General Partner shall have
                 --------  -------
the right to dispose of or destroy any such books and records at any earlier time upon giving Buyer reasonable notice of such intent and the right to obtain from Seller and General Partner those books and records which it intends to dispose of or destroy. Buyer shall have the right at the expense of Buyer, (i) of reasonable access to and examination of such records and books for a period of three (3) years from and after the Closing Date upon reasonable notice to Seller and General Partner and during normal business hours, and (ii) to make copies of such books, contracts and records as are in Seller's or General Partner's possession. With the approval of Seller, which approval shall not be unreasonably withheld, Buyer may remove from Seller's possession the originals of such books and records as Buyer may require, for use in litigation, provided
                                                                       --------
that Buyer shall indemnify Seller against any losses, expenses or damages resulting from the loss, destruction or non-return of the same.

          7.2  Special Covenants of Seller and Buyer Regarding Real Property.
               -------------------------------------------------------------
Seller covenants and agrees with Buyer that Seller will take all necessary action to expeditiously cause the proper and legal conveyance to Buyer of the real property, as more fully described on Attachment 1 hereto, used in connection with the operation of the Business, free and clear of any and all liens and encumbrances other than as set forth on Schedule 7.2 hereto or as set forth in the Commitment to Insure Title (Commitment No.: C-2191631) issued by Jones, Foster, Johnston & Stubbs, P.A. effective on February 20, 1997 in an amount of $1,133,711. Buyer covenants and agrees to assume any and all obligations of Seller under the

Mortgage, Note and Other Loan Documents Assumption, Modification and Extension Agreement (the "Mortgage") dated December 22, 1995, in favor of The Independent Order of Foresters (the "Foresters") relating thereto and obtain a release of any and all obligations of Robert Cooney M.D., Robert Cooney M.D., P.A. or any other obligor or guarantor under the Mortgage. In the event that such assumption and releases are not obtained within the expeditious time period (in any event not to exceed five months) in connection with such legal conveyance, Buyer shall cause all obligations due and owing the Foresters to be satisfied-in-full.


                                   ARTICLE 8

                        CONFIDENTIALITY AND NON-COMPETE

          8.1  Confidentiality.  (a)  Prior to and after the Closing, no party
               ---------------
to this Agreement shall directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice, except with respect to any notice necessary to any limited partner of Seller, with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except for disclosures or notices, based upon the advice of MRI's counsel, to be made by MRI as a result of its public status, including, but not limited to a press release announcing the transaction contemplated by this Agreement. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and Agents will (i) hold in confidence and refrain from using all non-public information received in connec tion with the transactions contemplated in this Agreement, and (ii) promptly return all such non-public information and any and all copies thereof to the party to which such information relates. Seller acknowledges that the common stock of Buyer's parent, MRI, is publicly traded and agree to refrain from using non-public information regarding this transaction in connection with the purchase or sale of such securities.

          (b) During the period commencing on the date hereof and ending five years from the date hereof, neither Seller nor any Affiliate of Seller, shall disclose intentionally to anyone, or use or otherwise exploit for Seller's or any Affiliate of Seller's benefit, or for the benefit of anyone other than Buyer or MRI Group Entities, (i) any confidential information of Buyer or MRI Group

Entities relating to the Business or the Center, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyer or MRI Group Entities related to the Business, or (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Center that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").
 ------------------------

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by Seller or any Affiliate of Seller or any agent or other representative thereof, and (ii) business and technical methods applicable to diagnostic imaging businesses generally. Neither Seller nor any Affiliate of Seller shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and Seller or any Affiliate of Seller concerned shall provide Buyer with prompt notice of such requirement, prior to making any disclosure, so that Buyer may seek an appropriate protective or restrictive order.

          (d) At the request of Buyer, Seller agrees to deliver to Buyer, at any time during the term of this Agreement, all Confidential Information which it may possess or control.

          8.2  Non-Competition/Noninterference.  During the period commencing on
               -------------------------------
the date hereof and ending five (5) years from the date hereof, neither Seller nor any Affiliate of Seller shall, directly or indirectly:

          (a) anywhere within a twenty-five (25) mile radius from any diagnostic imaging center then owned or operated by MRI or any Affiliate thereof own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, investor or other participant, any business which offers diagnostic imaging services (a "Competitive Business");
                                                      --------------------

          (b) solicit, induce or influence any customer, supplier, or any other person or entity which has a business relationship with Buyer or any MRI Group Entity to discontinue or reduce the extent of such relationship with Buyer or any MRI Group Entity; or

          (c) (i) recruit, solicit, or otherwise induce or influence any employee of Buyer or any MRI Group Entity to discontinue such employment with Buyer or any MRI Group Entity or any radiologist who, at the time has a business relationship with Buyer or any MRI Group Entity, from discontinuing such relationship with Buyer or an MRI Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ any person who is then (or was at any time within six months prior to the date either Seller, or Seller's Affiliate or the Competitive Business employs or seeks to employ such person) employed by Buyer or any MRI Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8.2 will not be deemed breached merely because Seller beneficially owns, in the aggregate, not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Seller, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

          (e) Seller acknowledges and agrees that in the event of any breach or likely breach of any of the covenants of Article 8 herein, Buyer and any relevant Affiliate would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that such persons, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Article 8 herein and without the proof of actual damages. It is intended that full third party rights are granted under this provision.

          (f) Seller acknowledges and agrees that the covenants and other provisions set forth in Article 8 herein are reasonable, including with respect to duration and subject matter, and that they are receiving valuable and adequate consideration for such covenants under this Agreement. The parties acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in this Article 8 are found to be unenforceable in any instance, such finding or invalidity shall not effect the enforceability of any remaining provision and such unenforceable provision to the specific extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to the which it is enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible.


                                   ARTICLE 9

                                INDEMNIFICATION

          9.1  Indemnity by Seller and General Partner.  Each of Seller and
               ---------------------------------------
General Partner, jointly and severally, agrees to indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including Buyer, the "Buyer Indemnitees") against and in respect of any and all:
 -----------------

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Seller or General Partner contained in this Agreement or in any other agreement executed and delivered by

               Seller or General Partner hereunder or in connection herewith
               (ii) any obligation or liability of any nature, accrued or contingent, not assumed by Buyer in accordance with Section 1.4 of this Agree ment, including but not limited to any trade and lender payable obligations incurred prior to the Closing Date,
               (iii) the waiver by Buyer of compliance by Seller with the provisions of appli cable bulk sales laws and (iv) the application of appropriate health care laws as they pertain to the provision of services by the Center prior to the Closing Date and (v) any action by any stockholder of General Partner relating to the transaction contemplated hereby; and

          (b) claims, suits, actions and proceedings, including but not limited to professional liability claims, (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring on or prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business.

          9.2  Indemnity by Buyer.  Buyer agrees to indemnify and hold harmless
               ------------------
Seller and General Partner and their successors and assigns and their respective partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders (including Seller, the "Seller
                                                              ------
Indemnitees") against and in respect of any and all:
------------

     (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settle ments, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, or in any other agreement executed and delivered by Buyer hereunder or in connection herewith and (ii) the liabilities assumed by Buyer pursuant to Section
          1.4 of this Agreement; and

     (b) claims, suits, actions and proceedings (formal and informal) of Persons not a party to this Agreement and re lated investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring after the Closing Date relating to the Purchased Assets or the operation or conduct of the Business except to the extent that same results from the breach of any representation or warranty of Seller hereunder.

          9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee
               -----------------
(the "Indemnified Party") seeking indemnification under this Agreement shall
      -----------------
give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail
      ----------                ------------
the facts giving rise to any claim for indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder, provided that the Indemnitor shall not agree to the
                            --------
settlement of any claim without the prior written consent of the Indemnified Party unless such settlement includes an unconditional release of the Indemnified Party from all liability arising out of such claim. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that if the defense of such claim shall
                            --------
have been assumed by the Indemnitor, the Indemni fied Party shall automatically be deemed to have waived any right to indemnification hereunder.

          9.4  Limits on Recovery.  (a)  Neither Seller and General Partner
               ------------------
(pursuant to Section 9.1) nor Buyer (pursuant to Section 9.2) shall be required to indemnify the other party pursuant to such sections unless the aggregate amount of damages, claims or other amounts for which the Indemnified Party is entitled to indemnification pursuant to such sections (the "Damages") exceeds
                                                            -------
$10,000 (the "Indemnification Threshold"), provided that if such aggregate
              -------------------------    --------
amount of Damages exceeds the Indemnification Threshold, the Indemnitor shall indemnify the Indemnified Party for the entire amount of Damages and not merely for the amount of Damages which exceeds $10,000.

                                   ARTICLE 10

                                 MISCELLANEOUS

          10.1 Bulk Sales Laws.  Buyer waives compliance by Seller with any
               ---------------
applicable bulk sales law and Seller hereby agrees to indemnify buyer from any liability thereunder.

          10.2 Payment of Sales, Use and Similar Taxes.  Seller shall be
               ---------------------------------------
responsible for, and shall pay when due, all taxes (but excluding any income taxes), of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Purchased Assets hereunder.

          10.3 Expenses.  Each party hereto shall pay its own expenses incident
               --------
to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contempla ted hereby or thereby are consummated.

          10.4 Further Actions.  At any time and from time to time after the
               ---------------
Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          10.5 Survival.  The representations, warranties, covenants and
               --------
agreements contained in or made pursuant to this Agreement shall survive the Closing, except to the extent that they relate to a specified earlier date.

          10.6 Entire Agreement; Modification.  This Agreement (including the
               ------------------------------
Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

          10.7 Notices.  Any notice given pursuant to this Agreement to any
               -------
party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or when hand delivered as follows:

          If to Seller:

          MRI of Palm Beach, Inc.
          4332 Sherwood Forest Court
          Ann Arbor, Michigan 48103

          Attention: Ms. Patricia Sweeney

          with a copy to:

          Jones, Foster, Johnston & Stubbs, P.A.
          505 South Flagler Drive, Suite 1100
          West Palm Beach, FL 33401

          Attention:  John B. McCracken, Esq.

          If to Buyer:

          West Palm Beach Resources, Inc.
          c/o Medical Resources, Inc.
          155 State Street
          Hackensack, New Jersey 07601

          Attention:  Mr. William D. Farrell

          with a copy to:

          Werbel & Carnelutti
          711 Fifth Avenue
          New York, New York 10022

          Attention:  Stephen M. Davis, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

          10.8 Waiver.  Any waiver must be in writing, and any waiver by any
               ------
party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          10.9 Binding Effect; Assignment.  (a) Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          10.10   Separability.  If any provision of this Agreement is invalid,
                  ------------
illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invali dity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

          10.11   Headings.  The headings in this Agreement are solely for
                  --------
convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

          10.12   Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.13   Governing Law.  This Agreement shall be construed and enforced
                  -------------
in accordance with the laws of the State of Florida, without giving effect to conflict of laws.

          10.14   Incorporation by Reference.  The Schedules and Exhibits
                  --------------------------
attached hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          10.15   Definitions.  As used herein, the following terms shall have
                  -----------
the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" of a Person shall mean any other Person (except Robert
           ---------
Cooney M.D. or Robert Cooney M.D., P.A.) controlling, controlled by or under common control with such Person.

          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

          "Market Value" shall mean, with respect to any trading day, the
           ------------
average of the closing price per share of the MRI Common Stock on the five consecutive trading days ending on such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices of such MRI Common Stock, in either case on The Nasdaq Stock Market or the principal securities exchange on which the shares of MRI Common Stock are listed or admitted to trading.

          "MRI Group Entity" shall mean any entity, engaged primarily in the
           ----------------
provision of diagnostic imaging services, in which the Buyer, MRI, any direct or indirect subsidiary of MRI, or any such other entity has a controlling interest at any time during the term of this Agreement.

          "Person" shall mean and include any individual, partner ship, firm,
           ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          "Qualifying Accounts Receivable" shall mean Accounts Receivable of
           ------------------------------
Seller, billed and unbilled which have not been written-off on or prior to February 28, 1997, factored or sold by Seller and with respect to which no other Person shall have any rights therein or Liens thereon.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                       MRI OF PALM BEACH, INC.



                                       By:____________________________
                                          Name:
                                          Title:


                                       THE MAGNET OF PALM BEACH, LTD.

                                       By: MRI OF PALM BEACH, INC. (as
                                       General Partner)



                                       By:____________________________
                                          Name:
                                          Title:


                                       WEST PALM BEACH RESOURCES, INC.



                                       By:____________________________
                                          Name:  William D. Farrell
                                          Title: President

Solely with respect to
Sections 1.3 and 1.7 and
Article 3 hereof:

MEDICAL RESOURCES, INC.


By: __________________________
    Name: William D. Farrell
    Title: President

          The undersigned hereby (i) disclaims, title, to or any ownership interest it may have in, the property listed on Schedule 2.5(A), a copy of which Schedule the undersigned has received and reviewed, and (ii) agrees to be bound by the provisions of Section 9.1(b) regarding the obligation to indemnify Buyer from professional liability claims.



                              ___________________________, P.A.
                              (doing business as
                              ____________________)



                              By:_____________________________